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                               EXHIBIT 1.A.(5)(c)

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                                                              EXHIBIT 1.A.(5)(c)



           [LOGO]

PROTECTIVE LIFE INSURANCE COMPANY / P. O. BOX 2606 / BIRMINGHAM, ALABAMA 35202

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                    WAIVER OF SURRENDER CHARGES ENDORSEMENT



We have issued this endorsement as a part of the policy to which it is attached. The policy is amended by adding the following:



We will waive any applicable Surrender Charge if at any time after the first Policy Year:



    (1) The Owner* is first diagnosed as having a Terminal Illness by a physician that is not related to or affiliated with the Owner or the Insured; or



    (2) The Owner* enters for a period of at least ninety (90) days a facility which is:



        (a) licensed by the state, and



        (b) qualifies as a skilled nursing home facility under Medicare or Medicaid;



    provided however, that the Owner* is not in such facility as of the date the policy is applied for or becomes effective.



The term "Terminal Illness" means that the Owner* is diagnosed as having a non-correctable medical condition that, with a reasonable degree of medical certainty, will result in the Owner's* death in less than 12 months. Written proof of a Terminal Illness satisfactory to the Company must be submitted. The Company reserves the right to require an examination by a physician of its choice. The Company will pay for this examination.



*In the event that the Owner is not a natural person, the term "Owner" in this Endorsement shall refer to the Insured.



Signed for the Company as of the Policy Effective Date.



                                            PROTECTIVE LIFE INSURANCE COMPANY



                                                   /s/ Deborah J. Long



                                                        Secretary